EXHIBIT 16.1

December 3, 2024

Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on November 21, 2024, to be filed by our former client, Apple iSports Group, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Stephano Slack LLC

Stephano Slack LLC